Exhibit 99.1

For Immediate Release
February 16, 2018

EagleBank Contact

Ronald D. Paul

301.986.1800

Eagle Bancorp, Inc. Announces the Appointment of Kathy A. Raffa
to its Board of Directors

BETHESDA, MD. Eagle Bancorp, Inc., (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced the appointment of Kathy A. Raffa to serve on the Board of Directors of Eagle Bancorp, Inc. Ms. Raffa has been serving as a director of the Bank’s board since March 2015.

Ms. Raffa is the President of Raffa, PC, based in Washington, DC. It is one of the top 100 accounting firms in the nation. Ms. Raffa is a leader of this woman-owned accounting, consulting and technology firm, in which 12 of the 19 partners are women. She oversees client services for a wide range of nonprofit entities, and serves as an audit partner. She also leads a variety of aspects of the firm’s internal operations and business development. Prior to Raffa, PC, she spent the first 10 years of her career at Coopers & Lybrand (now PricewaterhouseCoopers). She has a CPA certificate from the District of Columbia and Maryland, and is a member of the American Institute of Certified Public Accountants. She currently serves as a trustee on several boards, including Trinity Washington University (where she chairs the Finance Committee and previously chaired the Audit Committee), the advisory board of Levine Music (where she was formerly the Board Chair), and the Federal City Council. Ms. Raffa holds a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania.

“We are pleased to have Kathy on the Bank board, and now even more pleased to add her to our Company board. She represents a wealth of industry knowledge and leadership that reinforces an already strong board,” commented Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. and of EagleBank. “Her perspective and diversity compliment a great team and enrich our accounting and auditing capabilities. Kathy is a highly respected business leader; with extensive and varied executive board experience. She provides an added dimension to our collective expertise.”

EagleBankCorp.com 301.986.1800

MD | VA | DC

About Eagle Bancorp, Inc. and EagleBank

Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 20 offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

Caution About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.